UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2020

COHEN & COMPANY INC.

(Exact name of registrant as specified in its charter)

Maryland	1-32026	16-1685692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cira Centre 2929 Arch Street, Suite 1703 Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 701-9555

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	COHN	The NYSE American Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                 ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2020, the Board of Directors of Cohen & Company Inc., a Maryland corporation (the “Company”), adopted the Cohen & Company Inc. 2020 Long-Term Incentive Plan (the “Plan”). The ability to grant equity-based awards to members of the Company’s board of directors and employees of the Company under the Plan permits the Company to recognize the contributions made to the Company by such persons and provides them with an additional incentive to join or remain with the Company and to devote themselves to the Company’s success by providing them with an opportunity to acquire or increase their proprietary interest in the Company.

The Plan is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors. Awards by the Committee that result in the issuance of the Company’s common stock will be subject to approval of the Plan by the Company’s stockholders. The Company intends to seek approval of the Plan by the stockholders at the Company’s 2020 annual meeting of stockholders. All directors and employees of the Company or its affiliates are eligible to receive awards under the Plan, including the Company’s named executive officers, Daniel G. Cohen, Lester R. Brafman and Joseph W. Pooler, Jr.

Awards under the Plan may be made to eligible persons in the form of options (including stock appreciation rights), restricted stock, restricted stock units, dividend equivalent rights and other forms of equity-based awards as contemplated in the Plan. With respect to option awards, the exercise price of the option is required to be at least 100% of the fair market value of a share of the Company’s common stock on the grant date. The aggregate maximum number of shares of the Company’s common stock that may be granted under the Plan is 600,000 shares, subject to adjustment in the event there is a merger, consolidation, stock split, reclassification, recapitalization or similar transaction with respect to the Company’s common stock. No award may be granted under the Plan after April 7, 2030.

Awards under the Plan may be subject to the attainment of objective performance goals that are established by the Committee. Performance goals shall be based on one or more of the following business criteria (which may be determined for these purposes either by reference to the Company as a whole or by reference to any one or more of its subsidiaries, operating divisions or other operating units): stock price, revenues, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues, productivity, level of managed assets and near or long-term earnings potential, or any variation or combination of the preceding business criteria. In addition, the Committee may utilize as an additional performance measure the attainment by a participant of one or more personal objectives and/or goals that the Committee deems appropriate, including, but not limited to, implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans for the Company, or the exercise of specific areas of managerial responsibility.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1*	Cohen & Company Inc. 2020 Long-Term Incentive Plan.

*	Filed electronically herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHEN & COMPANY INC.

Date: April 7, 2020	By:		/s/ Joseph W. Pooler, Jr.
		Name:	Joseph W. Pooler, Jr.
		Title:	Executive Vice President, Chief Financial Officer and Treasurer

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